NEWS RELEASE

ProAssurance Reports Second Quarter 2010 Results
BIRMINGHAM, AL – (PRNewswire) – August 4, 2010 – ProAssurance (NYSE: PRA) Corporation reports Operating Income of $42.3 million or $1.29 per diluted share in the second quarter of 2010, and $81.8 million or $2.50 per diluted share for the six months ended June 30, 2010. Net Income for the quarter was $40.4 million or $1.23 per diluted share and $78.5 million or $2.40 per diluted share for the first six months of 2010. Total Revenue was $161.5 million for the quarter and $325.5 million for the first half of the year. Book Value per Share is $56.31, a 7% increase since year-end 2009, and Shareholders Equity now stands at $1.8 billion.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gross Premiums Written	$98,522	$111,612	$255,699	$266,156
Net Premiums Written	$88,868	$100,542	$234,089	$242,929
Net Premiums Earned	$125,398	$127,744	$248,825	$231,634
Net Investment Income	$37,081	$39,697	$74,709	$74,266
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$839	$119	$3,825	$(1,309)
Net Realized Investment Gains (Losses)	$(3,501)	$5,084	$(5,905)	$(2,453)
Total Revenues	$161,500	$175,241	$325,459	$306,209
Guaranty Fund Assessments (Recoupments)	$(616)	$(289)	$(750)	$(478)
Interest Expense	$827	$1,203	$1,640	$1,830
Total Expenses	$100,993	$98,241	$211,711	$191,962
Tax Expense	$20,126	$23,119	$35,255	$31,999
Net Income	$40,381	$53,881	$78,493	$82,248
Operating Income	$42,256	$50,389	$81,844	$83,532
Net Cash Provided by Operating Activities	$28,143	$5,339	$75,919	$13,371

Earnings per Share	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Weighted average number of common shares outstanding
Basic	32,322	32,914	32,385	33,134
Diluted	32,721	33,186	32,743	33,391
Operating Income per share (Basic)	$1.31	$1.53	$2.53	$2.52
Operating Income per share (Diluted)	$1.29	$1.52	$2.50	$2.50
Net Income per share (Basic)	$1.25	$1.64	$2.42	$2.48
Net Income per share (Diluted)	$1.23	$1.62	$2.40	$2.46

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NEWS RELEASE

Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of net realized gains or losses and guaranty fund assessments or recoupments. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains or losses and guaranty fund assessments or recoupments incurred during the periods presented below. The following table reconciles
Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income	$40,381	$53,881	$78,493	$82,248
Items excluded in the calculation of operating income:
Net Realized Investment (Gains) Losses	$3,501	$(5,084)	$5,905	$2,453
Guaranty Fund (Recoupments) Assessments	$(616)	$(289)	$(750)	$(478)
Pre-Tax Effect of Exclusions	$2,885	$(5,373)	$5,155	$1,975
Tax Effect at 35%	$(1,010)	$1,881	$(1,804)	$(691)
Operating Income	$42,256	$50,389	$81,844	$83,532
Per diluted common share:
Net Income	$1.23	$1.62	$2.40	$2.46
Effect of Adjustments	$0.06	$(0.10)	$0.10	$0.04
Operating Income Per Diluted Common Share	$1.29	$1.52	$2.50	$2.50

Key Ratios	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Current Accident Year Loss Ratio	84.5%	81.4%	84.3%	82.7%
Prior Accident Year Loss Ratio	(29.9%)	(28.9%)	(25.1%)	(23.9%)
Net Loss Ratio	54.6%	52.5%	59.2%	58.8%
Expense Ratio	24.5%	22.8%	24.6%	22.8%
Combined Ratio	79.1%	75.3%	83.8%	81.6%
Operating Ratio	49.5%	44.2%	53.8%	49.5%
Return on Equity	9.1%	14.4%	9.0%	11.1%

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Management Commentary
 “Our insurance operations, which are driven by our unwavering focus on serving our customers’ needs and building balance sheet strength, continue to produce strong results in very challenging market conditions,” said ProAssurance’s Chief Executive Officer, W. Stancil Starnes. He added, “We continued to enhance our balance sheet and make progress in our capital management initiatives.”

Business Commentary

Gross Written Premium was $98.5 million for the quarter and $255.7 million for the six months ended June 30, 2010, compared to $111.6 million and $266.2 million for the same periods in 2009. The difference in sales of two year policies in 2010 as compared to 2009 accounts for approximately 50% of the decline in the quarter, and approximately 90% of the decline for the year. Premium from two-year policies is recorded as written premium at inception but earned on a pro-rata basis over the full policy term.

Retention in our consolidated medical professional liability physician book, which we calculate by comparing expiring premium on renewed risks against total expiring premium, was 89% in both the second quarter and first six months of 2010, as compared to 90% in both periods a year ago.

Pricing on this book of business showed no change from expiring premiums in the second quarter of 2010, compared to a 3% reduction in the prior year. For the six months ended June 30, 2010 renewing premium was 1% lower on average, as compared to a 3% average reduction in the year-ago period.

We continue to see favorable loss severity trends and as a result we had $37.5 million of net favorable loss reserve development in 2010’s second quarter. For the first half of 2010, net favorable reserve development was $62.5 million, compared to $55.5 million in the year-ago period.

Investment Commentary

Our net investment result (Net Investment Income, plus net income from our investment in unconsolidated subsidiaries) for the second quarter of 2010 was down $1.9 million (-4.8%) compared to the year-ago period, primarily as a result of lower reinvestment rates on our fixed income portfolio. For the first half of 2010 net investment results were $5.6 million higher (7.6%) than in the first six months of 2010, primarily due to an increase in earnings of unconsolidated subsidiaries.

In the second quarter 2010, we designated certain high-yield asset backed securities for sale, although these sales have not yet occurred. As required by Generally Accepted Accounting Principles, due to our intent to sell the securities we have recognized investment losses on those securities. These losses are the main component of our net realized investment losses of $3.5 million in the second quarter of 2010 and $5.9 million for the six months ended June 30, 2010. This compares with net realized investment gains of $5.1 million and net realized investment losses of $2.5 million for the same periods in 2009.

During the second quarter we reduced our exposure to municipal bonds by $150 million. Municipal bonds now account for $1.3 billion of our investment portfolio. Our comprehensive online disclosure of our investment portfolio has been updated to provide details of our holdings at June 30, 2010. The disclosure and our Second Quarter 2010 Fact Sheet are available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

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Capital Management
We purchased approximately 674,000 shares of our common stock in the open market in the second quarter of 2010 at a total cost of $39.2 million. We have approximately $76.2 million left in the outstanding share repurchase authorization granted by our Board in September 2009.

Balance Sheet Highlights	June 30, 2010	December 31, 2009
Shareholders’ Equity	$1,792,978	$1,704,595
Total Investments	$3,966,174	$3,838,222
Total Assets	$4,737,482	$4,647,414
Policy Liabilities	$2,762,594	$2,780,436
Accumulated Other Comprehensive Income (Loss)	$104,639	$59,254
Goodwill	$122,317	$122,317
Book Value per Share	$56.31	$52.59

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past four years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information

Live: Thursday, August 5, 2010, 9:00 am et. Investors may dial (866) 431-2037 (toll free) or (719) 325-2103. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through August 26, 2010 at (888) 203-1112 or (719) 457-0820, using access code 2734423. The replay will also be available through August 31, 2010 on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward-looking statements.

The following important factors are among those that could affect the actual outcome of future events:
general economic conditions, either nationally or in our market areas, that are different than anticipated;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations; the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored malpractice insurance entities that could remove or add sizable groups of physicians from the private insurance market;
the impact of deflation or inflation;
changes in the interest rate environment;

the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and the Dodd-Frank Act of 2010, may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the health care delivery system, including but not limited to, the recently passed Patient Protection and Affordable Care Act;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;

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our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect payments from our reinsurers;
increases in guaranty fund assessments;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
changes in competition among insurance providers and related pricing weaknesses in our markets; and

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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